EXHIBIT 23
                          Consent of Registrant's Auditors

June 9, 1998

Securities and Exchange Commission
Washington, DC 20549

        RE. TRB Systems International Inc.




Gentlemen:


We have audited the balance sheet and accompanying statements of the Registrant, as found in the Prospectus which forms part of this Registration Statement ,for the 9 month periods ending March 31, 1998 and March 31, 1997, and the 1996 and 1996 fiscal years, ending on June 30.

This accounting firm hereby consents to the filing of this consent as an exhibit to the Registration Statement; however, this consent is limited to the facts set forth herein and in the Independent Auditors Reports and financial Statements found in the Prospectus. In the Registration Statement, and is not to be interpreted as an opinion that the Registration Statement has been properly prepared, or provides all required disclosure.


/s/ Stan Lee /s/

Stan J. H. Lee, CPA
440 West St., 3rd Fl.
Fort Lee, NJ 07024-5058


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